Exhibit 3.523
STATE OF DELAWARE
CERTIFICATE OF LIMITED PARTNERSHIP
•	The Undersigned, desiring to form a limited partnership pursuant to the Delaware Revised Uniform Limited Partnership Act, 6 Delaware Code, Chapter 17, do hereby certify as follows:

•	First: The name of the limited partnership is Giles Road Landfill TX, LP.

•	Second: The address of its registered office in the State of Delaware is Corporation Trust Center, 1209 Orange Street in the city of Wilmington ZIP Code: 19801.

The name of the Registered Agent at such address is The Corporation Trust Company.

•	Third: The name and mailing address of each general partner is as follows:

Allied Waste Landfill Holdings, Inc. 15880 N Greenway-Hayden Loop, Suite 100 Scottsdale, AZ 85260

•	In Witness Whereof, the undersigned has executed this Certificate of Limited Partnership as of 23rd day of August, A.D, 2005.

By:	/s/ Jo Lynn White

General Partner

Name:	Jo Lynn White, Secretary of GP

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